Exhibit 14.4

                           EASTCLIFF FUNDS SIMPLE PLAN

   Article I Employee Requirements (Complete appropriate box(es) and blanks-see instructions)

   1    General Eligibility Requirements.  The Employer agrees to permit salary reduction contributions to be made in each calendar year to the SIMPLE IRA established by each employee who meets the following requirements (select either 1a or 1b):

   a    [_]  Full Eligibility.  All employees are eligible.
   b    [_]  Limited Eligibility.  Eligibility is limited to employees who are described in both (i) and (ii) below:

             (i) Current compensation. Employees who are reasonably expected to receive at least $_____________ in compensation (not to exceed $5,000) for the calendar year.
             (ii) Prior compensation. Employees who have received at least $___________ in compensation (not to exceed $5,000) during any _______ calendar year(s) (insert 0, 1, or 2) preceding the calendar year.

   2    Excludable Employees (OPTIONAL)
        [_] The Employer elects to exclude employees covered under a collective bargaining agreement for which retirement benefits were the subject of good faith bargaining.

   Article II-Salary Reduction Agreements (Complete the box and blank, if appropriate-see instructions.)

   1    Salary Reduction Election.  An eligible employee may make a salary reduction election to have his or her compensation for each pay period reduced by a percentage. The total amount of the reduction in the employee's compensation cannot exceed $6,000* for any calendar year.

   __________
   * This amount will be adjusted to reflect any annual cost-of-living increases announced by the IRS.

   2    Timing of Salary Reduction Elections

   a    For a calendar year, an eligible employee may make or modify a salary reduction election during the 60-day period immediately preceding January 1 of that year. However, of for the year in which the employee becomes eligible to make salary reduction contributions, the period during which the employee may make or modify the election is a 60-day period that includes either the date the employee becomes eligible or the day before.

   b    In addition to the election in 2a, eligible employees may make salary reduction elections or modify prior elections _______________ (If the Employer chooses this option, insert a period or periods (e.g. semi-annually, quarterly, monthly, or daily) that will apply uniformly to all eligible employees.)

   c    No salary reduction election may apply to compensation that an employee received, or had a right to immediately receive, before execution of the salary reduction election.

   d    An employee may terminate a salary reduction election at any time during the calendar year. [_] If this box is checked, an employee who terminates a salary reduction election not in accordance with 2b may not resume salary reduction contributions during the calendar year.

   Article III-Contributions (Complete the blank, if appropriate-see instructions.)

   1    Salary Reduction Contributions.  The amount by which an employee agrees to reduce his or her compensation will be contributed by the Employer to the employee's SIMPLE IRA.

   2    Other Contributions

        a    Matching Contributions

        (i) For each calendar year, the Employer will contribute a matching contribution to each eligible employee's SIMPLE IRA equal to the employee's salary education contributions up to a limit of 3% of the employee's compensation for the calendar year.

        (ii) The Employer may reduce the 3% limit for the calendar year in
   (i) only if:

             (1) The limit is not reduced below 1%; (2) The limit is not reduced for more than 2 calendar years during the 5-year period ending with the calendar year the reduction is effective; and (3) Each employee is notified of the reduced limit within a reasonable period of time before the employees' 60-day election period for the calendar year (described in Article II, item 2a).

        b    Nonelective Contributions

        (i) For any calendar year, instead of making matching contributions the Employer may make nonelective contributions equal to 2% of compensation for the calendar year to the SIMPLE IRA of each eligible employee who has at least $______________ (not more than $5,000) in compensation for the calendar year. No more than $160,000* in compensation can be taken into account in determining the nonelective contribution for each eligible employee.

   __________
   * This amount will be adjusted to reflect any annual cost-of-living increases announced by the IRS.

        (ii) For any calendar year, the Employer may make 2% nonelective contributions instead of matching contributions only if:

        (1) Each eligible employee is notified that a 2% nonelective contribution will be made instead of a matching contribution; and

        (2) This notification is provided within a reasonable period of time before the employees' 60-day election period for the calendar year (described in Article II, item 2a).

        Time and Manner of Contributions

        a    The Employer will make the salary reduction contributions
   (described in 1 above) for each eligible employee to the SIMPLE IRA established at the financial institution selected by that employee no later than 30 days after the end of the month in which the money is withheld from the employee's pay. See instructions.

        b    The Employer will make the matching or nonelective contributions
   (described in 2a and 2b above) for each eligible employee to the SIMPLE IRA established at the financial institution selected by that employee no later than the due date for filing the Employer's tax return, including extensions, for the taxable year that includes the last day of the calendar year for which the contributions are made.

   Article IV-Other Requirements and Provisions

   1    Contributions in General.  The Employer will make no contributions to the SIMPLE IRAs other than salary reduction contributions (described in Article III, item 1) and matching or nonelective contributions (described in Article III, items 2a and 2b).

   2    Vesting Requirements.  All contributions made under this SIMPLE plan are fully vested and nonforfeitable.

   3    No Withdrawal Restrictions.  The Employer may not require the employee to retain any portion of the contributions in his or her SIMPLE IRA or otherwise impose any withdrawal restrictions.

   4    Selection of IRA Trustee.  The employer must permit each eligible employee to select the financial institution that will serve as the trustee, custodian, or issuer of the SIMPLE IRA to which the employer will make all contributions on behalf of that employee.

   5    Amendments To This SIMPLE Plan.  This SIMPLE plan may not be amended except to modify the entries inserted in the blanks or boxes provided in Articles I, II, III, VI, and VII.

   6    Effects of Withdrawals and Rollovers

        a    An amount withdrawn from the SIMPLE IRA is generally includible in gross income. However, a SIMPLE IRA balance may be rolled over or transferred on a tax-free basis to another IRA designed solely to hold funds under a SIMPLE plan. In addition, an individual may roll over or transfer his or her SIMPLE IRA balance to any IRA on a tax-free basis after a 2-year period has expired since the individual first participate in a SIMPLE plan. Any rollover or transfer must comply with the requirements under section 408.

        b    If an individual withdraws an amount from a SIMPLE IRA during the 2-year period beginning when the individual first participate in a SIMPLE plan and the amount is subject to the additional tax on early distributions under section 72(t), this additional tax is increased from 10% to 25%.

   Article V-Definitions

   1    Compensation

        a    General Definition of Compensation.  Compensation means the sum of wages, tips, and other compensation from the Employer subject to federal income tax withholding (as described in section 6051(a)(3)) and the employee's salary reduction contributions made under this plan, and if applicable, elective deferrals under a section 401(k) plan, a SARSEP, or a section 403(b) annuity contract and compensation deferred under a section 45 plan required to be reported by the Employer on Form W-2 (as described in section 6051(a)(8)).

        b    Compensation for Self-Employed Individuals.  For self-employed individuals, compensation means that net earnings from self-employment determined under section 1402(a) prior to subtracting any contributions made pursuant to this plan on behalf of the individual.

   2    Employee.  Employee means a common-law employee of the Employer.  The term employee also includes a self-employed individual and a leased employee described in section 414(n) but does not include a nonresident alien who received no earned income from the Employer that constitutes income from sources within the United States.

   Eligible Employee. An eligible employee means an employee who satisfies the conditions in Article I, item 1 and is not excluded under Article I, item 2.

   4    SIMPLE IRA.  A SIMPLE IRA is an individual retirement account described in section 408(a), or an individual retirement annuity described in section 408(b), to which the only contributions that can be made are contributions under SIMPLE plan and rollovers or transfers from another SIMPLE IRA.

   Article VI-Procedures for Withdrawal. (The employer will provide each employee with the procedures for withdrawals of contributions received by the financial institution selected by that employee, and that financial institution's name and address (by attaching that information or inserting it in the space below) unless: (1) that financial institution's procedures are unavailable, or (2) that financial institution provides the procedures directly to the employee. See Employee Notification section in the instructions.

   Article VII-Effective Date

   This SIMPLE plan is effective _________________________________ (See instructions.)

                                   *  *  *  *

   ____________________________       _____________________________
   Name of Employer                   By:       Signature      Date

   ____________________________       _____________________________
   Address of Employer                Name and title


                    Model Notification to Eligible Employees


   I.   Opportunity to Participate in the SIMPLE Plan

        You are eligible to make salary reduction contributions to the ___________ SIMPLE plan. This notice and the attached summary description provide you with information that you should consider before you decide whether to start, continue, or change your salary reduction agreement.

   II.  Employer Contribution Election

        For the ______ calendar year, the employer elects to contribute to your SIMPLE IRA (employer must select either (1), (2) or (3)):

   [ ] (1) A matching contribution equal to your salary reduction contributions up to a limit of 3% of your compensation for the year.

   [ ] (2) A matching contribution equal to your salary reduction contributions up to a limit of ______% (employer must insert a number from 1 to 3 and is subject to certain restrictions) of your compensation for the year; or

        (3) A nonelective contribution equal to 2% of your compensation for the year (limited to $160,000*) if you are an employee who makes at least $__________ (employer must insert an amount that is $5,000 or less) in compensation for the year.

   __________
   * This amount will be adjusted to reflect any annual cost-of-living increases announced by the IRS.

   III. Administrative Procedures

        If you decide to start or change your salary reduction agreement, you must complete the salary reduction agreement and return it to ___________________________________ (employer should designate a place or individual) by _____________________ (employer should insert a date that is not less than 60 days after notice is given).

   IV.  Employee Selection of Financial Institution

        You must select the financial institution that will serve as the trustee, custodian, issuer or your SIMPLE IRA and notify your employer of your selection.

                        Model Salary Reduction Agreement

   I.   Salary Reduction Election

        Subject to the requirements of the SIMPLE plan of ___________________________ (name of employer) I authorize __________% or
   $____________ (which equals ________% of my current rate of pay) to be withheld from my pay for each pay period and contributed to my SIMPLE IRA as a salary reduction contribution.

   II.  Maximum Salary Reduction

        I understand that the total amount of my salary reduction contributions in any calendar year cannot exceed $6,000.*

   __________
   * This amount will be adjusted to reflect any annual cost-of-living increases announced by the IRS.


   III. Date Salary Reduction Begins

        I understand that my salary reduction contributions will start as soon as permitted under the SIMPLE plan and as soon as administratively
   feasible or, if later, ____________.   (Fill in the date you want the
   salary reduction contributions to begin. The date must be after you sign this agreement).

   IV.  Employee Selection of Financial Institution

        I select the following financial institution to serve as the trustee, custodian, or issuer of my SIMPLE IRA.

        ____________________________________________
        Name of financial institution

        ____________________________________________
        Address of financial institution

        ____________________________________________
        SIMPLE IRA account name and number

        I understand that I must establish a SIMPLE IRA to receive any contributions made on my behalf under this SIMPLE plan. If the information regarding my SIMPLE IRA is incomplete when I first submit my salary reduction agreement, I realize that it must be completed by the date contributions must be made under the SIMPLE plan. If I fail to update my agreement to provide this information by that date, I understand that my employer may select a financial institution of my SIMPLE IRA.

   V.   Duration of Election

        This salary reduction agreement replaces any earlier agreement and will remain in effect as long as I remain an eligible employee under the SIMPLE plan or until I provide my employer with a request to end my salary reduction contributions or provide a new salary reduction agreement as permitted under this SIMPLE plan.

   Signature of employee  ___________________________

   Date                   ___________________________